Exhibit 19.15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-274681 and 333-278925) of AngloGold Ashanti plc of our report dated 15 April 2025 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Inc.
Johannesburg, Republic of South Africa

15 April 2025